Exhibit 99.1

Thursday, January 22, 2009	Thomas J. Shara
President & CEO

Joseph F. Hurley
EVP & CFO
973-697-2000

Lakeland Bancorp Reports Fourth Quarter Earnings

Oak Ridge, NJ – January 22, 2009 —Lakeland Bancorp, Inc. (NASDAQ: LBAI) reported Net Income for the fourth quarter of 2008 of $889,000, or $0.04 per diluted share, as compared to $3.3 million, or $0.14 per diluted share for the same period last year. Net Income for the year ended December 31, 2008 was $15.2 million, compared to the $18.0 million reported for 2007. Diluted earnings per share for the year ended December 31, 2008 was $0.64, compared to the $0.77 reported in 2007. Return on Average Assets was 0.59% and Return on Average Equity was 6.99% for 2008.

The fourth quarter results were adversely impacted by an $11.0 million provision for loan and lease losses compared to a $3.9 million provision for the same period last year. For the full year, the provision for loan and lease losses was $23.7 million, an increase of $17.8 million from the prior year. The higher provision includes $8.5 million related to the leasing division for the fourth quarter and $17.8 million for the full year. During the fourth quarter, a second leasing originator indicated that it could no longer fulfill all of its obligations under contractual recourse provisions. The Company had $37.8 million outstanding from this originator representing 860 individual leases of which approximately 83% were current or less than 30 days past due.

Thomas J. Shara, Lakeland Bancorp’s President and CEO, said: “We are clearly disappointed with the performance of the leasing portfolio which we are aggressively addressing in this challenging economic environment. As of December 31, 2008, leases outstanding have declined $75 million or 19% since June 2008 to $311 million and represents 15% of the total loan portfolio down from 19% at December 31, 2007. Fourth quarter charge-offs in loan categories other than leasing totaled less than $1.0 million. Additionally, we have not had any significant impairment issues in the securities portfolio. The Allowance for Loan and Lease Losses now represents 1.23% of Total Loans at December 31, 2008, up from 0.78% at December 31, 2007. For 2008, loans grew 8% and deposits grew 3%. We are pleased to report that our Net Interest Margin in 2008 improved 38 basis points, driven by a $16.9 million or 23% increase in Net Interest Income. Our Efficiency Ratio improved to below 55% down from 63% in 2007 as revenues increased 17% while expenses only increased 3%.”

Lakeland Bancorp declared a quarterly cash dividend of $0.10 per common share. The cash dividend will be paid on February 13, 2009 to holders of record as of the close of business on January 30, 2009.

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Net Interest Income

Net interest income for the fourth quarter of 2008 was $22.5 million, as compared to the $18.9 million earned in the fourth quarter of 2007, an increase of 19%. Net Interest Margin increased by 31 basis points to 3.69%, as compared to the 3.38% reported in the fourth quarter of 2007, while average interest-earning assets increased by 8%. The Company’s annualized yield on interest-earning assets decreased by 55 basis points to 5.84% in the fourth quarter of 2008 from 6.39% for the same period last year. The annualized cost of interest bearing liabilities decreased 101 basis points from 3.51% in the fourth quarter of 2007 to 2.50% in the fourth quarter of 2008. The decrease in the cost of interest-bearing liabilities reflects continued benefits received from our liability sensitive position. Additionally, our asset mix improved, with average loans representing 82% of interest-earning assets, up from 80% for the fourth quarter of 2007.

For the year 2008, net interest income was $88.6 million, or 23% higher than the $71.7 million reported for 2007, while average earning assets increased 10%. Net Interest Margin was 3.79% for 2008 compared to 3.41% for 2007, an increase of 38 basis points. The Company’s yield on earning assets decreased from 6.42% in 2007 to 6.12% in 2008. The Company’s cost of interest bearing liabilities decreased from 3.51% in 2007 to 2.70% in 2008.

Noninterest Income

Noninterest income totaled $4.4 million for the fourth quarter of 2008, which was equivalent to the noninterest income for same period last year. There were no gains/losses in investment securities in either the fourth quarter of 2007 or 2008. Included in noninterest income for the fourth quarter of 2008 was a $392,000 insurance benefit received on a Bank Owned Life Insurance policy. This was offset by a decrease of $411,000 in leasing income in the fourth quarter of 2008 as compared to the same period last year.

Noninterest income, excluding the gains on investment securities, totaled $17.6 million for 2008, as compared to the $16.9 million reported for 2007, an increase of $700,000, or 4%. Gains on investment securities were $53,000 for 2008, as compared to a gain of $1.8 million in 2007. Service charges on deposit accounts increased by $476,000, or 4%, to $11.1 million, while commissions and fees increased $326,000 or 10%, to $3.4 million primarily due to increased investment commission income. Income on Bank Owned Life Insurance increased by $436,000 resulting from the aforementioned insurance benefit received. Other income decreased by $625,000 to $294,000 primarily due to a reduction in gains on fixed assets in 2008. In 2007, the Company realized a $319,000 gain on the sale of a branch office.

Noninterest Expense

Noninterest expense for the fourth quarter of 2008 was $15.4 million compared to $15.1 million reported for the fourth quarter in 2007. Salary and benefit expenses decreased by $602,000, or 7%, to $7.8 million, primarily due to a reduction in bonus and commission expense. Occupancy, furniture and equipment expenses decreased by $109,000, or 4%, to $2.7 million, while other noninterest expenses increased by $1.0 million to $4.8 million in the fourth quarter of 2008, as compared to the same period last year. This increase was primarily due to an increase in the FDIC assessment and collection expenses. The Company’s efficiency ratio for the fourth quarter of 2008 was 55% as compared to 62% for the same period last year.

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For the year 2008, noninterest expense was $60.1 million as compared to the $58.2 million reported for 2007. Salary and benefit costs at $32.3 million were down 2% as compared to 2007. A decrease in commission and bonus expense was partially offset by increased staffing levels, as well as normal salary and benefit increases. Occupancy, furniture and equipment expenses increased by $213,000, or 2% to $10.9 million. Other noninterest expenses increased by $2.3 million, reflecting higher FDIC assessment, marketing expenses and collection expenses.

Financial Condition

At December 31, 2008, total assets were $2.64 billion, an increase of $128.9 million, or 5% from year-end 2007. Total loans and leases were $2.03 billion, up $149.5 million or 8% from $1.88 billion at year-end 2007. Increases in commercial loans and residential mortgage loans, which increased by $160.1 million, or 18%, and $28.3 million, or 9%, respectively, were partially offset by a $44.2 million, or 12%, decrease in the lease portfolio. Total deposits were $2.06 billion at December 31, 2008, an increase of $68.7 million, or 3% from $1.99 billion at December 31, 2007. Core deposits, which are defined as interest bearing deposits and savings and interest bearing transaction accounts, amounted to $1.45 billion, an increase of $61.9 million or 4% and represented 70% of total deposits at December 31, 2008.

Asset Quality

At December 31, 2008, non-performing assets totaled $20.5 million (0.78% of total assets) including $12.1 million relating to the leasing division. The Company had net charge-offs of $6.2 million for the fourth quarter and $13.4 million for the year. This included $5.2 million in net charge-offs relating to the leasing portfolio in the fourth quarter and $11.2 million for the full year. The Allowance for Loan and Lease Losses, which totaled $25.1 million at December 31, 2008, represented 1.23% of total loans, as compared to 0.78% at year-end 2007.

Capital

Stockholders’ equity was $220.9 million and book value per common share was $9.33 as of December 31, 2008. The Company’s leverage ratio was 8.08%. Tier I and total risk based capital ratios were 10.23% and 11.52%, respectively. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution under federal guidelines. In addition, the Company previously announced that it has received preliminary approval to issue up to $59 million in nonvoting senior preferred stock plus warrants to the U.S. Treasury Department. The Company plans to hold a Special Meeting of the Shareholders on January 28, 2009 to seek an amendment to its Certificate of Incorporation to authorize the issuance of preferred stock.

Forward-Looking Statements

The information disclosed in this document includes various forward-looking statements (with respect to corporate objectives, and other financial and business matters) that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: operational factors relating to the performance of Lakeland Bank, market conditions, competitive conditions and general economic conditions. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

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Non-GAAP Financial Measures

The attached table refers to a performance measure, return on tangible equity, which has been determined by methods other than in accordance with GAAP. “Return on tangible equity” is defined as net income as a percentage of average total equity reduced by recorded intangible assets. This measure may be important to investors that are interested in analyzing our return on equity exclusive of the effect of changes in intangible assets on equity. The disclosure of return on tangible equity should not be viewed as a substitute for results determined in accordance with GAAP, and is not necessarily comparable to non-GAAP performance measures which may be presented by other companies. The following reconciliation table provides a more detailed analysis of this non-GAAP performance measure (dollars in thousands).

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Return on average equity	1.61%	6.25%	6.99%	8.81%
Effect of intangible equity	1.12%	4.81%	4.99%	7.16%

Return on tangible equity	2.73%	11.06%	11.98%	15.97%

Average stockholders’ equity	$219,528	$209,235	$216,931	$204,127
Average goodwill and intangibles	89,963	91,029	90,358	91,470

Average tangible equity	$129,565	$118,206	$126,573	$112,657

Lakeland Bancorp, Inc.

Financial Highlights

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	(Dollars in thousands except per share amounts)
INCOME STATEMENT
Net Interest Income	$22,453	$18,901	$88,579	$71,728
Provision for Loan and Lease Losses	(11,032)	(3,914)	(23,730)	(5,976)
Noninterest Income (excluding investment securities gains)	4,360	4,499	17,558	16,858
Gains on investment securities	—	—	53	1,769
Noninterest Expense	(15,396)	(15,096)	(60,071)	(58,190)

Pretax Income	385	4,390	22,389	26,189
Tax (Expense) Benefit	504	(1,095)	(7,224)	(8,201)

Net Income	$889	$3,295	$15,165	$17,988

Basic Earnings Per Share*	$0.04	$0.14	$0.65	$0.78
Diluted Earnings Per Share*	$0.04	$0.14	$0.64	$0.77
Dividends per share*	$0.10	$0.10	$0.40	$0.38
Weighted Average Shares - Basic*	23,600	23,219	23,465	23,187
Weighted Average Shares - Diluted*	23,665	23,313	23,549	23,285

SELECTED OPERATING RATIOS
Annualized Return on Average Assets	0.13%	0.53%	0.59%	0.76%
Annualized Return on Average Equity	1.61%	6.25%	6.99%	8.81%
Annualized Return on Tangible Equity**	2.73%	11.06%	11.98%	15.97%
Annualized Return on Interest Earning Assets	5.84%	6.39%	6.12%	6.42%
Annualized Cost of funds	2.50%	3.51%	2.70%	3.51%
Annualized Net interest spread	3.34%	2.88%	3.43%	2.91%
Annualized Net interest margin	3.69%	3.38%	3.79%	3.41%
Efficiency ratio***	55.45%	62.21%	54.80%	63.18%
Stockholders’ equity to total assets			8.36%	8.42%
Book value per share*			$9.33	$9.09

ASSET QUALITY RATIOS
Ratio of net charge-offs to average loans			0.68%	0.28%
Ratio of allowance to total loans			1.23%	0.78%
Non-performing loans to total loans			0.81%	0.54%
Non-performing assets to total assets			0.78%	0.41%
Allowance to non-performing loans			151%	144%

SELECTED BALANCE SHEET DATA AT PERIOD-END

			12/31/2008	12/31/2007
Loans and Leases			$2,030,666	$1,881,128
Allowance for Loan and Lease Losses			(25,053)	(14,689)
Investment Securities			392,288	402,607
Total Assets			2,642,625	2,513,771
Total Deposits			2,056,133	1,987,405
Short-Term Borrowings			62,363	49,294
Long-Term Debt			288,288	249,077
Stockholders’ Equity			220,941	211,599

SELECTED AVERAGE BALANCE SHEET DATA

	For the three months ended		For the year ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Loans and Leases, net	2,019,915	1,821,748	1,969,581	1,708,467
Investment Securities	370,674	406,135	376,917	408,670
Interest-Earning Assets	2,449,119	2,263,081	2,372,329	2,150,345
Total Assets	2,647,030	2,474,310	2,578,619	2,360,935
Core Deposits	1,446,777	1,400,098	1,417,030	1,373,823
Time Deposits	604,450	583,375	561,069	538,376
Total Deposits	2,051,227	1,983,473	1,978,099	1,912,199
Short-Term Borrowings	53,439	50,665	77,246	54,707
Long-Term Debt	230,160	137,686	213,665	104,692
Subordinated Debentures	77,322	77,322	77,322	69,696
Total Interest-Bearing Liabilities	2,106,012	1,946,449	2,045,382	1,841,137
Stockholders’ Equity	219,528	209,235	216,931	204,127

*	Adjusted for a 5% stock dividend payable on November 16, 2007 to shareholders of record October 31, 2007.
**	This ratio is a Non-GAAP Financial Measure: an explanation and reconciliation are presented elsewhere in this press release.
***	Represents non-interest expense, excluding other real estate expense and core deposit amortization , as a percentage of total revenue (calculated on a tax equivalent basis), excluding gains (losses) on sales of securities. Total revenue represents net interest income (calculated on a tax equivalent basis) plus non-interest income.

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$35,238	$46,837
Federal funds sold and interest-bearing deposits due from banks	14,538	10,351

Total cash and cash equivalents	49,776	57,188
Investment securities available for sale	282,174	273,247
Investment securities held to maturity; fair value of $111,880 in 2008 and $129,207 in 2007	110,114	129,360
Loans:
Commercial	1,060,839	900,733
Leases	311,463	355,643
Residential mortgages	342,660	314,393
Consumer and home equity	315,704	310,359

Total loans	2,030,666	1,881,128
Deferred fees	4,165	5,407
Allowance for loan and lease losses	(25,053)	(14,689)

Net loans	2,009,778	1,871,846
Premises and equipment - net	29,479	30,093
Accrued interest receivable	8,598	8,579
Goodwill	87,111	87,111
Other identifiable intangible assets, net	2,701	3,763
Bank owned life insurance	39,217	38,112
Other assets	23,677	14,472

TOTAL ASSETS	$2,642,625	$2,513,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$302,492	$292,029
Savings and interest-bearing transaction accounts	1,142,609	1,091,205
Time deposits under $100,000	421,956	364,477
Time deposits $100,000 and over	189,076	239,694

Total deposits	2,056,133	1,987,405
Federal funds purchased and securities sold under agreements to repurchase	62,363	49,294
Long-term debt	210,966	171,755
Subordinated debentures	77,322	77,322
Other liabilities	14,900	16,396

TOTAL LIABILITIES	2,421,684	2,302,172

STOCKHOLDERS’ EQUITY
Common stock, no par value; authorized shares, 40,000,000; issued shares, 24,740,564 at December 31, 2008 and December 31, 2007	257,051	258,037
Accumulated Deficit	(19,246)	(24,465)
Treasury stock, at cost, 1,053,561 shares at December 31, 2008 and 1,459,549 at December 31, 2007	(14,496)	(20,140)
Accumulated other comprehensive loss	(2,368)	(1,833)

TOTAL STOCKHOLDERS’ EQUITY	220,941	211,599

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,642,625	$2,513,771

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(In thousands, except per share data)
INTEREST INCOME
Loans and fees	$31,689	$31,143	$127,414	$117,039
Federal funds sold and interest bearing deposits with banks	127	393	420	1,644
Taxable investment securities	3,344	3,745	13,713	14,669
Tax exempt investment securities	526	742	2,390	3,026

TOTAL INTEREST INCOME	35,686	36,023	143,937	136,378

INTEREST EXPENSE
Deposits	9,379	13,625	39,303	52,274
Federal funds purchased and securities sold under agreements to repurchase	131	469	1,487	2,303
Long-term debt	3,723	3,028	14,568	10,073

TOTAL INTEREST EXPENSE	13,233	17,122	55,358	64,650

NET INTEREST INCOME	22,453	18,901	88,579	71,728
Provision for loan and lease losses	11,032	3,914	23,730	5,976

NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	11,421	14,987	64,849	65,752
NONINTEREST INCOME
Service charges on deposit accounts	2,845	2,784	11,106	10,630
Commissions and fees	750	761	3,422	3,096
Gains on investment securities	0	0	53	1,769
Income on bank owned life insurance	726	332	1,741	1,305
Leasing income	74	485	995	908
Other income	(35)	137	294	919

TOTAL NONINTEREST INCOME	4,360	4,499	17,611	18,627

NONINTEREST EXPENSE
Salaries and employee benefits	7,884	8,486	32,263	32,864
Net occupancy expense	1,524	1,508	6,098	5,877
Furniture and equipment	1,151	1,276	4,848	4,856
Stationery, supplies and postage	521	395	1,764	1,627
Marketing expense	698	414	2,348	1,825
Amortization of core deposit intangibles	266	287	1,062	1,180
Other expenses	3,352	2,730	11,688	9,961

TOTAL NONINTEREST EXPENSE	15,396	15,096	60,071	58,190

INCOME BEFORE PROVISION FOR INCOME TAXES	385	4,390	22,389	26,189
Provision for income taxes (benefit)	(504)	1,095	7,224	8,201

NET INCOME	$889	$3,295	$15,165	$17,988

EARNINGS PER COMMON SHARE
Basic	$0.04	$0.14	$0.65	$0.78

Diluted	$0.04	$0.14	$0.64	$0.77

DIVIDENDS PER SHARE	$0.10	$0.10	$0.40	$0.38